Exhibit 99.1

American States Water Company Announces
Third Quarter 2019 Results
• Achieved a 23% increase in EPS, or an 11% increase in adjusted EPS, over third quarter 2018
San Dimas, California, November 4, 2019…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.76 for the third quarter ended September 30, 2019, as compared to basic and fully diluted earnings per share of $0.62 for the third quarter ended September 30, 2018.
Third Quarter 2019 Results
The table below sets forth a comparison of the third quarter 2019 diluted earnings per share by business segment, as reported, with the same period in 2018. In August 2019, the California Public Utilities Commission (CPUC) issued a final decision on the electric general rate case of AWR’s regulated utility, Golden State Water Company (GSWC), which set new rates for 2018 through 2022. Since the new rates were retroactive to January 1, 2018, the impact of the new electric rates for the first six months of 2019 and for all of fiscal 2018 amounted to $0.07 per share, and is reflected in the results for the third quarter of 2019. It is shown on a separate line in the table below.  Excluding the retroactive impact of the general rate case related to periods prior to the third quarter of 2019, consolidated diluted earnings per share, as adjusted, increased by $0.07 per share, or 11% compared to the third quarter of 2018:

	Diluted Earnings per Share
	Three Months Ended
	9/30/2019	9/30/2018	CHANGE
Water	$0.53	$0.47	$0.06
Electric (excluding retroactive impact of CPUC decision on general rate case)	0.03	0.02	0.01
Contracted services	0.12	0.13	(0.01)
AWR (parent)	0.01	—	0.01
Consolidated diluted earnings per share, adjusted	0.69	0.62	0.07
Retroactive impact of CPUC decision in the electric general rate case for first six months of 2019 and fiscal 2018	0.07	—	0.07
Consolidated diluted earnings per share, as reported	$0.76	$0.62	$0.14
Water Segment:
Diluted earnings per share from the water segment for the three months ended September 30, 2019 increased by $0.06 per share as compared to the same period in 2018. The following items affected the comparability between the two periods (excluding the impact of billed surcharges, which have no impact to net earnings):

•
An increase in the water gross margin increased earnings by approximately $0.06 per share largely as a result of a May 2019 CPUC decision issued in GSWC's water general rate case, which approved new water rates and adopted supply costs for 2019. The 2019 water revenue requirement has also been reduced to reflect a decrease in depreciation expense, due to a reduction in the overall composite depreciation rates based on a revised study filed in the general rate case. The decrease in depreciation expense lowers the water gross margin, and is offset by a corresponding decrease in depreciation expense as discussed below, resulting in no impact to net earnings.

•
An overall decrease in operating expenses (excluding supply costs), which positively impacted earnings by $0.02 per share mostly due to lower depreciation and administrative and general expenses. As discussed above, the lower depreciation expense is reflected in the new revenue requirement approved in the general rate case. The decrease in administrative and general expenses was due, in large part, to timing differences related to the recognition of stock-based compensation expense. These decreases were partially offset by higher maintenance expense, and property and other taxes.

•
A decrease in the gains generated during the three months ended September 30, 2019 on investments held to fund a retirement benefit plan due to market conditions as well as an increase in interest expense, decreased water earnings by approximately $0.01 per share, as compared to the same period of 2018.

•
Changes in the effective income tax rate resulting from certain flow-through taxes and permanent items for the three months ended September 30, 2019 as compared to the same period in 2018, decreased earnings at the water segment by approximately $0.01 per share.

Electric Segment:
The electric segment’s recorded diluted earnings for the three months ended September 30, 2019 were $0.10 per share. Excluding the $0.07 per share retroactive impact of the general rate case related to the first six months of 2019 and all of 2018, diluted earnings from GSWC’s electric operations for the three months ended September 30, 2019 were $0.03 per share as compared to $0.02 per share for the same period in 2018. There was an increase in the electric gross margin as a result of new rates authorized by the August 2019 CPUC decision on the general rate case, partially offset by an increase in the effective income tax rate as compared to the same period in 2018 resulting from certain flow-through taxes.
Contracted Services Segment:
For the three months ended September 30, 2019, diluted earnings from the contracted services segment were $0.12 per share as compared to $0.13 per share for the same period in 2018. The decrease was largely due to differences in the timing of construction work performed in 2019 as compared to 2018.
AWR (parent):
For the three months ended September 30, 2019, diluted earnings at AWR (parent) increased $0.01 per share due primarily to lower state unitary taxes.

Year-to-date 2019 Results
Excluding the retroactive impact resulting from the electric general rate case related to the full year 2018, which is shown on a separate line in the table below, fully diluted earnings for the nine months ended September 30, 2019, as adjusted, were $1.79 per share compared to $1.35 per share for the same period in 2018, a 33% increase. The table below sets forth a comparison of diluted earnings per share contribution by business segment and for the parent company.

	Diluted Earnings per Share
	Nine Months Ended
	9/30/2019	9/30/2018	CHANGE
Water	$1.33	$1.02	$0.31
Electric (excluding retroactive impact of CPUC decision on general rate case)	0.11	0.08	0.03
Contracted services	0.34	0.24	0.10
AWR (parent)	0.01	0.01	—
Consolidated diluted earnings per share, adjusted	1.79	1.35	0.44
Retroactive impact of CPUC decision in the electric general rate case related to the full year of 2018	0.04	—	0.04
Consolidated diluted earnings per share, as reported	$1.83	$1.35	$0.48
Water Segment:
Diluted earnings per share from the water segment for the nine months ended September 30, 2019 increased by $0.31 per share as compared to the same period in 2018 largely due to the approval of the water general rate case in May 2019. Also, included in the earnings for the nine months ended September 30, 2019 was a $1.1 million reduction to administrative and general expense, positively impacting earnings by $0.02 per share, to reflect the CPUC's approval for recovery of costs previously expensed as incurred and tracked in memorandum accounts. Excluding this $0.02 per share impact, diluted earnings per share from the water segment for the nine months ended September 30, 2019 increased by $0.29 per share due to the following items (excluding billed surcharges):

•	An increase in the water gross margin of $0.17 per share, as a result of new rates authorized by the CPUC's final decision on the water general rate case and retroactive to January 1, 2019.

•
An overall decrease in operating expenses (excluding supply costs), positively impacting earnings by $0.08 per share due, in large part, to lower depreciation expense resulting from lower authorized composite rates recently approved in the water general rate case. The decrease in depreciation expense from lower adopted composite rates also lowers the adopted water gross margin, resulting in no impact to net earnings. There was also a decrease in maintenance expense, which is expected to increase during the remainder of 2019.

•
An increase in interest and other income, net of interest expense, of $0.02 per share due to higher gains generated during the nine months ended September 30, 2019 on investments held to fund a retirement benefit plan, as compared to the same period of 2018 due to market conditions.

•
Changes in the effective income tax rate resulting from certain flow-through taxes and permanent items for the nine months ended September 30, 2019 as compared to the same period in 2018, increased earnings at the water segment by approximately $0.02 per share.

Electric Segment:
The electric segment’s recorded diluted earnings for the nine months ended September 30, 2019 were $0.15 per share. Excluding the $0.04 per share retroactive impact from the approval of the general rate case related to the full year 2018, diluted earnings from GSWC’s electric operations for the nine months ended September 30, 2019 were $0.11 per share as compared to $0.08 per share for the same period in 2018. The increase was due to a higher electric gross margin as a result of new rates authorized by the CPUC's final decision in the general rate case, partially offset by a higher effective income tax rate as compared to the nine months ended September 30, 2018 due to changes in certain flow-through taxes.
Contracted Services Segment:
For the nine months ended September 30, 2019, diluted earnings per share from the contracted services segment were $0.34 per share as compared to $0.24 per share for the same period in 2018 due, in part, to the commencement of operations at Fort Riley in July 2018. There was also an increase in management fees and construction revenues at several other military bases due to the successful resolution of various price adjustments and an overall increase in construction activity compared to the same period in 2018, respectively.
Dividends
On October 29, 2019, AWR's Board of Directors approved a fourth quarter dividend of $0.305 per share on AWR's Common Shares. Dividends on the Common Shares will be paid on December 2, 2019 to shareholders of record at the close of business on November 15, 2019. American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 65 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company’s current policy is to achieve a compound annual growth rate in the dividend of more than 7% over the long-term.
Non-GAAP Financial Measures
This press release includes a discussion on the water and electric gross margins for various periods, which are computed by subtracting total supply costs from total revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted shares. Furthermore, the retroactive impacts related to the first six months of 2019 and for fiscal 2018 resulting from the CPUC's final decision on the electric general rate case issued in August 2019 have been excluded when communicating that segment's quarterly and year-to-date results to help facilitate comparisons of the company’s performance from period to period. All of these items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.
The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The company uses the water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The company reviews these measurements regularly and compares them to historical periods and to the operating budget.
Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.
Conference Call
The company will host a conference call on November 5, 2019 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) to discuss the company and its financial results. Interested parties can listen to the live conference call and view accompanying slides on the Internet at www.aswater.com by clicking the “Investors” button at the top of the page. The call will be archived on the website and available for replay beginning November 5, 2019 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through November 12, 2019.
About American States Water
American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 261,000 customer connections located within more than 80 communities in Northern, Coastal and Southern California. The company also distributes electricity to approximately 24,000 customer connections in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on military bases throughout the country under 50-year privatization contracts with the U.S. government.
CONTACT:    Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (unaudited)
(in thousands)	September 30, 2019		December 31, 2018
Assets
Utility Plant-Net	$1,378,366		$1,296,310
Goodwill	1,116		1,116
Other Property and Investments	27,579		25,356
Current Assets	132,469		131,468
Regulatory and Other Assets	64,851		47,183
Total Assets	$1,604,381		$1,501,433
Capitalization and Liabilities
Capitalization	$876,948		$839,310
Current Liabilities	119,847		146,585
Other Credits	607,586		515,538
Total Capitalization and Liabilities	$1,604,381		$1,501,433

	Condensed Statements of Income (unaudited)
(in thousands, except per share amounts)	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Operating Revenues
Water	$95,249	$87,689	$248,112	$228,834
Electric	11,996	7,875	30,033	25,548
Contracted services	27,251	28,618	82,731	71,429
Total operating revenues	134,496	124,182	360,876	325,811

Operating Expenses
Water purchased	23,361	21,842	55,263	52,057
Power purchased for pumping	3,042	3,217	6,562	7,141
Groundwater production assessment	5,634	5,961	14,020	15,146
Power purchased for resale	2,403	2,647	8,498	8,439
Supply cost balancing accounts	(2,680)	(5,212)	(2,845)	(11,110)
Other operation	8,267	8,355	24,546	24,125
Administrative and general	20,626	21,570	61,827	62,076
Depreciation and amortization	9,006	10,118	26,493	29,794
Maintenance	4,109	3,422	9,728	10,921
Property and other taxes	5,234	4,692	15,000	13,863
ASUS construction	12,894	13,620	39,671	35,168
Gain on sale of assets	(124)	(25)	(236)	(43)
Total operating expenses	91,772	90,207	258,527	247,577

Operating income	42,724	33,975	102,349	78,234

Other Income and Expenses
Interest expense	(6,279)	(5,948)	(18,878)	(17,919)
Interest income	826	641	2,644	1,813
Other, net	140	1,223	2,073	1,844
Total other income and expenses, net	(5,313)	(4,084)	(14,161)	(14,262)

Income Before Income Tax Expense	37,411	29,891	88,188	63,972
Income tax expense	9,405	6,939	20,546	13,890
Net Income	$28,006	$22,952	$67,642	$50,082

Weighted average shares outstanding	36,835	36,737	36,804	36,728
Basic earnings per Common Share	$0.76	$0.62	$1.83	$1.36

Weighted average diluted shares	36,996	36,950	36,960	36,935
Fully diluted earnings per Common Share	$0.76	$0.62	$1.83	$1.35

Dividends declared per Common Share	$0.305	$0.275	$0.855	$0.785